Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1700 K Street NW
Washington D.C., 20006
o: (202) 973-8800
F: (866) 974-7329

February 26, 2025

IonQ, Inc.

4505 Campus Drive

College Park, MD 20740

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by IonQ, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 14,532,010 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of 14,532,010 shares of Common Stock reserved for future issuance under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the 2021 Plan.

On the basis of the foregoing, and in reliance thereon, it is our opinion that the Shares, when issued and sold in the manner referred to in the 2021 Plan and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation